Exhibit 4.3

FIRST INTERSTATE BANCSYSTEM, INC.

2006 EQUITY COMPENSATION PLAN

Amended and Restated as of November 21, 2013

ARTICLE 1.

ESTABLISHMENT AND PURPOSES

1.1	Establishment. First Interstate BancSystem, Inc., a Montana corporation (“FIBK”), maintains various equity compensation plans for the benefit of certain of its Directors, Officers and Employees, as defined below (collectively, “Key Personnel”).

(a)	Effective as of shareholder approval and ratification on May 5, 2006, FIBK adopted the FIRST INTERSTATE BANCSYSTEM, INC. 2006 EQUITY COMPENSATION PLAN (the “Plan”), which (i) consolidated into one plan the benefits available under the following existing equity compensation plans: (A) the First Interstate BancSystem, Inc. 2001 Stock Option Plan; (B) the First Interstate BancSystem, Inc. 2004 Restricted Stock Benefit Plan; (C) the Director Stock Compensation Plan; and (D) the Officer Stock Benefit Plan; and (ii) provided additional benefits as set forth in the Plan.

(b)	FIBK amended the Plan effective March 19, 2010, September 23, 2010, March 29, 2013 and March 27, 2013.

(c)	FIBK is now amending and restating the Plan to incorporate the provisions of the previous four amendments to the Plan, as well as to adopt amendments prohibiting repricing or option exchanges without shareholder approval, and other nonsubstantive clarifications. This amendment and restatement is effective November 21, 2013.

1.2	Purpose. FIBK adopts the Plan to (i) establish incentives designed to recognize, reward, and retain Key Personnel who contribute to the success of the “Company” (defined below), (ii) promote increased ownership of “Common Stock” (defined below) among Key Personnel, (iii) stimulate Key Personnel to take a more active interest in the development and financial success of the Company, and (iv) encourage Key Personnel to identify with shareholders of FIBK through Common Stock ownership.

ARTICLE 2.

DEFINITIONS

The following terms have the following meanings when used in this Plan:

2.1	Benefit. The term “Benefit” means any one or more of the following equity compensation benefits available under this Plan and defined below: Stock Option Benefit, Restricted Stock Benefit, Director Stock Benefit, or Officer Stock Benefit.

2.2	Board. The term “Board” means the board of directors of FIBK.

2.3	Change of Control. The term “Change of Control” means a merger, reorganization, or consolidation in which FIBK is a party but is not the surviving corporation.

2.4	Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

2.5	Committee. The term “Committee” means the compensation committee of the Board, or any other committee that the Board authorizes to administer the Plan in whole or in part.

2.6	Common Stock. The term “Common Stock” means common stock of FIBK. Stock Option Benefits and Restricted Stock Benefits that are outstanding as of the Offering shall be exercisable or otherwise deemed to consist of shares of Class B common stock. Any and all Benefits that may be granted under this Plan after the Offering shall be exercisable or otherwise shall consist of shares of Class A common stock. For purposes of this definition, “Offering” means the closing of the initial public offering of shares of Class A common stock of FIBK pursuant to its Registration Statement on Form S-1 and listing of such shares for trading on the NASDAQ Stock Market LLC.

2.7	Company. The term “Company” means FIBK and all of its Subsidiaries, and any successor of FIBK.

2.8	Determination Date. The term “Determination Date” is defined in Section 2.14.

2.9	Director. The term “Director” means a member of the Board, or a member of any board of directors of a Subsidiary.

2.10	Director Stock Benefit. The term “Director Stock Benefit” means the Benefit available under Article 5.

2.11	Dissolution or Dissolved. The terms “Dissolution” or “Dissolved” means the dissolution or liquidation of FIBK.

2.12	Employee. The term “Employee” means any common law employee of the Company.

2.13	Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14	Fair Market Value. The term “Fair Market Value” means the value of Common Stock determined on the date that the Board awards the Benefit in accordance with Section 3.3 (the “Determination Date,” for purposes of this definition) as follows:

(a)	Listed on Established Stock Exchange. If the Common Stock is listed on any established stock exchange or a national market system, then the Fair Market Value of the Common Stock shall equal the closing sales price for the stock (or the closing bid if no sales were reported) as quoted on such exchange or system for the last market trading day preceding the Determination Date, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

(b)	Quoted by Recognized Automated Quotation System. If the price of the Common Stock is quoted by a recognized automated quotation system, then the Fair Market Value of the Common Stock shall be the mean between the high and low bid quotations for the Common Stock on the last market trading day preceding the Determination Date; or

(c)	All Other Instances. In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Board which may, in its sole discretion, utilize an independent third party to assist with the determination of the Fair Market Value of the Common Stock, which may take the form of a periodic appraisal of the Fair Market Value of a share of Common Stock valued as a minority interest. The appraisal which precedes, and is dated most closely to, the Determination Date shall be used to determine the Fair Market Value of the Common Stock.

2.15	FIBK. The term “FIBK” is defined in Section 1.1.

2.16	Key Personnel. The term “Key Personnel” is defined in Section 1.1.

2.17	Officer. The term “Officer” means any officer of the Company.

2.18	Officer Stock Benefit. The term “Officer Stock Benefit” means the Benefit available under Article 6.

2.19	Participant. The term “Participant” means any person who is designated by the Board to receive one or more Benefits under this Plan.

2.20	Plan. The term “Plan” is defined in Section 1.1.

2.21	Regulations. The term “Regulations” means the Treasury Regulations, as amended from time to time, promulgated under the Code.

2.22	Restricted Stock Benefit. The term “Restricted Stock Benefit” means the Benefit available under Article 7.

2.23	Stock Option. The term “Stock Option” means an option for the purchase of Common Stock granted under a Stock Option Benefit.

2.24	Stock Option Benefit. The term “Stock Option Benefit” means a Benefit available under Article 8.

2.25	Subsidiary. The term “Subsidiary” means any now existing or hereafter organized or acquired corporation, partnership, limited liability company or other entity, more than fifty percent (50%) of the issued and outstanding ownership interest in which is owned or controlled directly or indirectly by the Company.

2.26	Other Definitions. Certain other terms are defined by the context in which they appear in the Plan for the first time. Such terms shall have the same meaning where they appear in the Plan.

ARTICLE 3.

ADMINISTRATION

3.1	Authority. The Board shall have primary authority to administer the Plan, which authority shall include, but not be limited to, (i) interpreting the Plan, (ii) amending the Plan, (iii) taking action on behalf of or pursuant to the Plan, (iv) adopting policies and procedures for the implementation of the Plan, (v) determining from time to time which, if any, of the Benefits shall be made available and awarded under the Plan, and establishing the specific terms and conditions of such Benefits, (vi) providing conditions and assurances deemed necessary or advisable to protect the interests of the Company and/or the Plan, and (vii) making all other determinations and taking all other actions necessary or advisable for the administration of the Plan. The Board’s actions, determinations and interpretations shall be final, binding and conclusive for all purposes and upon all persons. The Board may not exercise its authority hereunder in any manner inconsistent with the purposes, terms and conditions herein set forth.

3.2	Delegation to Committee. The Board may delegate all or any portion of the administration of the Plan to the Committee. If administration is totally delegated to the Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board, and subject to the provisions of Section 3.4(a). The Board may terminate all or any portion of the Committee’s authority under the Plan at any time and revest the Board with all or any portion of the administration of the Plan.

3.3	Administrative Authority of CEO. The Board may delegate all or any portion of the administration of the Plan to the Company’s Chief Executive Officer, but only with respect to Benefits to Participants who are neither (i) subject to Section 16 of the Exchange Act, nor (ii) “covered employees” within the meaning of Code Section 162(m).

3.4	Establishment and Award of Benefits. Benefits under this Plan shall be established and awarded as follows:

(a)	Approving Authority. The Board has authority to establish and award all Benefits under this Plan. If the Board has delegated to the Committee authority to establish and award Benefits under this Plan and if the Committee is comprised solely of two or more members (i) all of whom are “Non-Employee Directors” within the meaning of Rule 16b-3 (or any successor rule) promulgated under the Exchange Act, and (ii) “outside directors” within the meaning of Section 1.162-27(e)(3) of the Regulations, then the Committee may establish and award a Benefit. If the Committee is not so comprised, then the Committee may recommend to the Board approval of the award of a Benefit, but the Board must approve the award of such Benefit.

(b)	Terms and Conditions of Benefits. The material terms and conditions of each proposed Benefit shall be established by the Board, Committee, and/or Chief Executive Officer, as applicable, which terms and conditions include, but are not limited to, (i) the number of shares of Common Stock to be issued or optioned, (ii) the Fair Market Value of such shares, (iii) the Participants eligible for the Benefit, (iv) the vesting schedule, if any, (v) the option period, if any, and (vi) the restrictions on the Benefit, if any.

3.5	Indemnification. FIBK shall indemnify and hold harmless each person who is or was a member of the Committee or the Board against and from (i) any loss, cost, liability, or expense that may be imposed upon, or reasonably incurred by such person, in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party, or in which such person may be involved, by reason of any action taken or failure to act under the Plan, and (ii) all amounts paid by such person in settlement thereof, with the approval of FIBK, or paid by such person in satisfaction of judgment in any such action, suit, or proceeding against such person, provided such person shall give FIBK an opportunity, at its own expense, to handle and defend the action, suit, or proceeding before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the articles of incorporation or bylaws of FIBK, as a matter of law, or otherwise, or any power that FIBK may have to indemnify them or hold them harmless.

ARTICLE 4.

COMMON STOCK SUBJECT TO PLAN & STOCK INSTRUCTIONS

4.1	Reserved Stock. The number of shares of Common Stock to be reserved for the purpose of granting Benefits under this Plan shall be 4,500,000.

4.2	Changes in Common Stock. If FIBK shall at any time change the number of issued shares of Common Stock without new consideration to FIBK (such as by stock dividend or stock split), then the total number of shares of Common Stock reserved for issuance under this Plan, and the number of shares covered by an outstanding Restricted Stock Benefit or Stock Option Benefit shall be equitably adjusted and the aggregate consideration payable to FIBK in respect of either Benefit, if any, shall not be changed.

4.3	No Fractional Shares. FIBK shall not issue fractional shares in connection with the award of any Benefit or the issuance of any Common Stock hereunder.

4.4	Retained Shares. Any Common Stock retained by FIBK pursuant to a Participant’s tax withholding election made in connection with a Benefit under this Plan shall continue to be included in the Common Stock available for Benefits under this Plan.

ARTICLE 5.

DIRECTOR STOCK BENEFIT

5.1	Participant. For purposes of this Article 5, the term “Participant” shall mean a current member of the Board whom the Board, in its sole discretion, designates from time to time to receive a Director Stock Benefit hereunder. The Board shall consider factors it deems pertinent in selecting Participants.

5.2	Director Stock Benefit. A Director Stock Benefit is an award of Common Stock to a Participant in respect of services rendered or to be rendered to the Company as a Director, which award may be subject to whatever amounts, terms and conditions as the Board, in its sole discretion, establishes from time to time.

ARTICLE 6.

OFFICER STOCK BENEFIT

6.1	Participant. For purposes of this Article 6, the term “Participant” shall mean an Officer whom the Board, in its sole discretion, designates from time to time to receive an Officer Stock Benefit hereunder. The Board shall consider factors it deems pertinent in selecting Participants.

6.2	Officer Stock Benefit. An Officer Stock Benefit is an award of Common Stock to a Participant in respect of services rendered or to be rendered to the Company as an Officer, which award may be subject to whatever amounts, terms and conditions as the Board, in its sole discretion, establishes from time to time.

ARTICLE 7.

RESTRICTED STOCK BENEFIT

7.1	Participant. For purposes of this Article 7, the term “Participant” shall mean a Director, Officer or Employee of the Company whom the Board, in its sole discretion, designates from time to time to receive a Restricted Stock Benefit hereunder. The Board shall consider factors it deems pertinent in selecting Participants.

7.2	Restricted Stock Benefit. A Restricted Stock Benefit is an award of Common Stock to a Participant, without payment therefor, as additional compensation in respect of the Participant’s provision of services, either past or future, to the Company. Each Restricted Stock Benefit shall be made pursuant to a written agreement between FIBK and the Participant.

7.3	Restrictions. Restricted Stock Benefits shall be in such amounts and subject to such terms and conditions as the Board, in its sole discretion, establishes from time to time, including, without limitation, (i) restrictions on the sale or other disposition of the Common Stock, (ii) restrictions requiring the forfeiture of Common Stock to FIBK upon termination of the Participant’s employment or service with the Company prior to satisfying any prescribed vesting schedule, or (iii) conditions requiring that the Participant earn the Common Stock in whole or in part upon the achievement of performance goals established by the Board over a specified period of time. The Board may require (i) the Participant to deliver to FIBK duly executed stock powers, endorsed in blank, relating to the Common Stock covered by a Restricted Stock Benefit, and/or (ii) that FIBK hold the stock certificates (if any) evidencing the Common Stock until the restrictions thereon lapse. The Restricted Stock Benefit shall provide that Participants shall have, with regard to the shares of Common Stock subject to a Restricted Stock Benefit, all of the rights of holders of shares of Common Stock of FIBK including the rights to receive dividends and to vote shares, unless otherwise provided in the award agreement.

7.4	Award Limit. The value of a Restricted Stock Benefit that may be granted to a Participant under this Plan in any calendar year shall not exceed a Fair Market Value of $1,000,000.00.

7.5	Dissolution or Change of Control. If FIBK is Dissolved or in the event of a Change of Control, then (unless otherwise provided in the award agreement) every Restricted Stock Benefit outstanding hereunder which has not vested shall vest immediately on the effective date of the Dissolution or Change of Control.

ARTICLE 8.

STOCK OPTION BENEFIT

8.1	Participant. For purposes of this Article 8, the term “Participant” shall mean a Director, Officer or Employee whom the Board, in its sole discretion, designates from time to time to receive a Stock Option Benefit hereunder. The Board shall consider factors it deems pertinent in selecting Participants.

8.2	Stock Option Benefit. A Stock Option Benefit is an award to a Participant of the option to purchase Common Stock that is awarded in respect of the services that the Participant has or will provide to the Company, subject to whatever amounts, terms, restrictions, and conditions as the Board, in its sole discretion, establishes from time to time. Each Stock Option Benefit shall be made pursuant to a written agreement between FIBK and the Participant.

8.3	Terms and Conditions. The terms and conditions of all Stock Option Benefits shall be adopted from time to time by the Board. A copy of the current terms and conditions, which are subject to amendment, modification and revision, and which are intended as policies in accordance with the provisions thereof, are attached to this Plan as Exhibit A and by this reference incorporated herein.

8.4	Dissolution, Merger, Consolidation, or Reorganization. If FIBK is Dissolved or if FIBK is subject to a Change of Control, then every Stock Option outstanding hereunder (unless otherwise provided in the award agreement) shall terminate on the effective date of the Dissolution or Change of Control, but each Participant shall have the right, within ten (10) calendar days immediately prior to the effective date of such Dissolution or Change of Control, to exercise any unexercised Stock Options whether or not then exercisable or vested, subject to the provisions of this Plan. Notwithstanding the foregoing, all Stock Options shall not become immediately exercisable or vested where the surviving corporation in a Change of Control agrees to issue to each Participant an Option (the “New Option”) to purchase the surviving corporation’s shares on terms and conditions both as to number of shares and otherwise, which will substantially preserve to each Participant the rights and benefits of the Stock Options outstanding hereunder, and in that circumstance, all Participants shall be obligated to accept the New Options in place of the Stock Options outstanding hereunder, which shall terminate. The Board shall have sole and absolute discretion to determine whether the Participants have been offered a New Option which will substantially preserve to the Participant the rights and benefits of the Stock Options outstanding hereunder.

ARTICLE 9.

ADDITIONAL BENEFITS

The Board may from time to time, in its sole discretion, establish and award additional benefits of any type to Officers, Directors, Employees, or others having a relationship of any kind with the Company. The terms and conditions of any such additional benefits shall, upon adoption, together with all amendments or restatements, be attached to this Plan as Exhibit B, and such terms and conditions are incorporated herein.

ARTICLE 10.

GENERAL TERMS AND CONDITIONS APPLICABLE TO BENEFITS

10.1	No Effect on Relationship. A Participant’s right, if any, to continue to serve the Company, as an Officer, Director, Employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under this Plan, nor shall this Plan in any way interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate the employment or other relationship of a Participant, or to increase or decrease the compensation of a Participant from the rate in existence at the time of the grant of a Benefit hereunder.

10.2	Withholding. All payments or distributions made pursuant to this Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements (“Required Withholding”). If FIBK proposes or is required to distribute Common Stock pursuant to this Plan, it may require the recipient to remit to FIBK an amount sufficient to satisfy such Required Withholding before issuance of such Common Stock. The Board may, in its discretion, permit a Participant receiving a Benefit to pay all or a portion of the Required Withholding arising in connection with the receipt or vesting of a Benefit by electing to have FIBK withhold shares of Common Stock having a fair market value equal to the amount designated by the Participant to be withheld.

10.3	Multiple Benefits. A Participant may receive Benefits under any one or more Articles of this Plan.

10.4	No Presumption of Future Benefits. The designation of a Participant in any year to receive a Benefit hereunder shall not require the Board to (i) award Benefits to such person in any other year or, (ii) award the same type or amount of Benefits that such Participant has received in prior years.

10.5	Non-transferability. Unless otherwise provided in writing, a Participant may not transfer a Restricted Stock Benefit or Stock Option Benefit granted hereunder.

10.6

Other Provisions. Benefits under this Plan may be subject to such other provisions (whether or not applicable to a Benefit granted to any other Participant) as the Board determines appropriate, including without limitation, provisions for (i) accelerating or terminating Benefits, (ii) the forfeiture of Common Stock,

(iii) restricting the resale or other disposition of Common Stock, (iv) compliance with federal and state securities laws, or (v) memorializing understandings or conditions as to the Participant’s employment in addition to those specifically provided for under this Plan.

10.7	Rights of FIBK. The award or existence of any Benefits under this Plan shall not affect in any way the right or power of FIBK or its directors or shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in FIBK’s capital structure or its business, or any merger or consolidation of FIBK, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of FIBK, or any sale or transfer of all or any part of the assets or business of FIBK, or any other act or proceeding, whether of a similar character or otherwise.

10.8	Termination of Participant for Cause/Violation of Duty or Contractual Obligation. Notwithstanding any other provisions of this Plan, if a Participant (a) is discharged from employment with the Company for cause, (b) is removed as a Director prior to expiration of the Participant’s term in office, (c) breaches any duty owed to the Company; (d) is convicted of a felony, or (e) breaches, defaults under, or violates any contract or agreement with the Company, then except as may be otherwise determined by the Board in its sole discretion, any and all existing unvested Restricted Stock Benefits and Stock Option Benefits held by such Participant shall fully and automatically terminate. As used in this Section 10.8, the term “cause” means reasonable job-related grounds for dismissal based on a failure to satisfactorily perform job duties, disruption of the employer’s operation, or other legitimate business reason.

10.9	Other Forfeiture Events; Clawback. The terms of any award agreement may specify that the Participant’s rights, payments and benefits with respect to any Benefit are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the award agreement or otherwise applicable to the Participant, a termination of the Participant’s service for cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company. In addition, any Benefit which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

ARTICLE 11.

SHAREHOLDER APPROVAL AND FILING WITH SEC

11.1	Shareholder Approval. The Plan was originally approved and ratified by the shareholders of FIBK at a duly called and convened meeting held on May 5, 2006. The Third Amendment was approved and ratified by the shareholders at a duly called and convened meeting on May 22, 2013.

11.2	SEC Registration. FIBK shall file a Registration Statement on Form S-8 (or any successor registration statement) with the Securities and Exchange Commission in order to register the securities of FIBK now or hereafter subject to and covered by this Plan under the Securities Act of 1933, as amended. Such filing shall be made at such time as FIBK, in consultation with legal counsel, shall deem appropriate in accordance with applicable federal and state securities laws.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1	Duration, Amendment and Termination. This Plan shall continue in effect until terminated by the Board. By mutual agreement between FIBK and a Participant under this Plan or under any other present or future plan of FIBK, Benefits may be granted to a Participant in substitution and exchange for, and in cancellation of, any prior Benefits previously awarded to a Participant under this Plan or any other present or future plan of FIBK, provided that shareholder approval must be obtained prior to any repricing or exchange of any Options, and provided that FIBK may not (without shareholder approval) provide cash payment in exchange for the cancellation of any under water options. The Board may amend this Plan from time to time or terminate this Plan at any time, subject to any requirement of shareholder approval required by applicable law, regulation, or rule. No action authorized by this Section 12.1 shall reduce the amount of any outstanding Benefits or adversely change the terms or conditions thereof without the affected Participant’s consent.

12.2	Gender and Number. Except when otherwise indicated by the context, any masculine terminology used in this Plan also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural, and vice versa.

12.3	Headings. The headings used herein are for convenience only, and shall not be construed as a part of this Agreement or as a limitation on the scope of the particular paragraphs to which they refer.

12.4	Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Montana, regardless of the law that might otherwise govern under applicable Montana conflict of laws principles.

12.5	Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted.

12.6	Inconsistency. If there is any inconsistency between an agreement issued pursuant to this Plan and the Plan, the terms and provisions of the Plan shall prevail.

IN WITNESS WHEREOF,

First Interstate BancSystem, Inc.

By:	/s/ ED GARDING
Its:	President & Chief Executive Officer
Date:	November 21, 2013

EXHIBIT A

TERMS AND CONDITIONS OF FIBK

2006 STOCK OPTION BENEFIT

Section 1. Establishment. First Interstate BancSystem, Inc., a Montana corporation (“FIBK”), hereby establishes a stock option benefit for Directors, Officers and Employees of the Company, which shall be known as the “FIRST INTERSTATE BANCSYSTEM, INC. 2006 STOCK OPTION BENEFIT” (hereinafter called the “Stock Option Benefit”). It is intended that the options issued pursuant to this Stock Option Benefit will constitute nonqualified stock options for purposes of the Internal Revenue Code. This Stock Option Benefit (i) is established by FIBK pursuant to the First Interstate BancSystem, Inc. 2006 Equity Compensation Plan (the “Plan”), (ii) shall be subject to the terms and conditions of the Plan, and (iii) shall be subject to amendment, modification and revision from time to time by the Board, in its sole discretion, it being specifically intended that, notwithstanding any provision hereof, the terms and conditions set forth herein shall be interpreted as policies to be followed unless otherwise determined by the Board, and that all such terms and conditions shall not operate to limit or restrict the Board’s plenary power and authority hereunder to make amendments, modifications and revisions hereto from time to time.

Section 2. Definitions.

2.1 Definitions from Plan. Except as specifically defined herein, all defined terms used herein shall have the definitions set forth in the Plan.

2.2 Date of Exercise. “Date of Exercise” means the date FIBK receives notice from a Participant of the exercise of an Option pursuant to this Stock Option Benefit. Such notice shall state the number of shares of Common Stock the Participant intends to purchase by exercising the Option.

2.3 Extended Option Exercise Period. “Extended Option Exercise Period” is defined in Section 4.5(b).

2.4 Option. “Option” means the right to purchase Common Stock under this Stock Option Benefit at the option price for a specified period of time.

2.5 Option Stock. “Option Stock” means Common Stock purchased pursuant to the exercise of an Option under this Stock Option Benefit.

2.6 Participant. “Participant” means a Director, Officer or Employee of the Company who is designated by the Board to participate in the Stock Option Benefit and who receives an Option as evidence of this participation.

Section 3. Grant Limit. A Participant who has been granted an Option may, if otherwise eligible, be granted additional Options. Notwithstanding the above, the maximum number of shares of Common Stock that may be subject to Options granted to an individual Participant under the Stock Option Benefit in any calendar year shall not exceed 350,000 shares.

Section 4. Terms of Options.

4.1 Grant of Options. Options may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board shall have complete discretion in determining the number of Options granted to each Participant and the terms of such Options. In making such determinations, the Board may take into account the nature of services rendered or to be rendered by such Participant, the Participant’s present and potential contributions to the Company, and such other factors as the Board in its discretion shall deem relevant.

4.2 Option Agreement. As determined by the Board on the date of grant, each Option shall be evidenced by an Option Agreement that shall state that it is a non-qualified Stock Option, the Option price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the vesting schedule of the Option, and such other terms and conditions as may be determined from time to time by the Board.

4.3 Option Price. No Option granted pursuant to this Stock Option Benefit shall have an Option price that is less than the Fair Market Value of Common Stock on the date the Option is granted, unless otherwise approved by the Board.

4.4 Duration of Options. Each Option shall expire at such time as the Board shall determine at the time of its grant, provided, however that no Option shall be exercisable later than the tenth (10th) anniversary date of the date of its grant, subject to the terms of Section 7.2 below.

4.5 Exercise Period.

(a) Options granted under this Stock Option Benefit shall be exercisable at such times and shall be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for all Participants.

(b) The vested portion of Options held by non-Director Participants who satisfy all of the following conditions may be exercised over a period of three years, but not beyond the stated termination date of the Option (the “Extended Option Exercise Period”):

(i) the Participant’s employment by the Company has terminated due to retirement or resignation;

(ii) the total of the age of the Participant and the “time in service” of the Participant must total at least 70 at the time of the first exercise of the Option; “time in service” is defined as that period of time, which need not be continuous, during which the Participant has been employed by the Company or for which the Participant has been given credit by the Committee; and

(iii) during the Extended Option Exercise Period, the Participant is not employed by a person or entity, other than the Company, which is engaged in the business of banking, financial services, securities or insurance brokerage, or other business conducted by the Company.

The Extended Option Exercise Period begins on the date of the Participant’s retirement or resignation from employment with the Company.

4.6 Payment. Upon exercise of any Option, the Option price shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering shares of common stock having a Fair Market Value at the time of exercise equal to the Option price, (iii) by any combination of (i) and/or (ii), or (iv) by any other method acceptable to the Board in its discretion. The proceeds from exercise of an Option shall be added to the general funds of FIBK and shall be used for its corporate purposes.

Section 5. Exercise of Option.

5.1 Written Notice. An Option may be exercised by written notice to FIBK, in the form and manner prescribed by the Board, given by (i) the Participant, (ii) the Participant’s guardian or conservator if one has been appointed for the Participant, (iii) the Participant’s personal representative if the Participant is deceased, or (iv) a transferee authorized by the terms of Section 8. Full payment for the Option Stock to be purchased pursuant to exercise of the Option must accompany the written notice.

5.2 Issuance of Stock. As soon as practicable after (i) the receipt of written notice of exercise of an Option, (ii) payment for the Option Stock being purchased, including any payment required under Section 5.3, and (iii) satisfaction of any other conditions adopted by the Board, FIBK shall, without stock issue or transfer taxes, issue to the Participant the number of shares of Option Stock purchased by exercise of the Option.

5.3 Tax Withholding. Whenever shares of Common Stock are to be issued in satisfaction of Options exercised under this Plan, FIBK shall have the power to require the recipient of the Common Stock to pay to FIBK an amount sufficient to satisfy FIBK’s minimum statutorily required federal, state, and local withholding tax requirements, as determined by FIBK. The Committee, at its option, may allow the recipient of the Common Stock to tender shares of Common Stock and/or Option Stock to FIBK in payment of FIBK’s minimum withholding tax requirements of this Section 5.3.

Section 6. Restrictions on Stock Transferability.

6.2 Other Restrictions. The Board may impose restrictions on any Option Stock as it may deem advisable including, without limitation, restrictions under applicable blue sky and federal securities laws.

Section 7. Termination of Relationship with Company.

7.1 Non-Director Participants.

7.1.1 Termination of Employment Due to Death. If the employment of a non-Director Participant with the Company terminates by reason of death, the duly appointed personal representative of the estate of such Participant shall have 180 days after the date of death of such Participant in which to exercise all vested portions of all Options held by such Participant regardless of whether the Options would otherwise expire prior to the end of the 180-day period and regardless of whether the Options are not otherwise exercisable within that 180-day period, provided however, that if such Participant, as of the date of death, is eligible for the Extended Option Exercise Period set forth in Section 4.5(b) above (for purposes of determining eligibility, such Participant’s death shall be deemed to satisfy the condition stated in Section 4.5(b)(i) above), the personal representative of such deceased Participant’s estate may exercise those portions of such Participant’s Options which are vested at the date of such Participant’s death over the Extended Option Exercise Period. Any Options of such deceased Participant which are not exercised within the period stated in the preceding sentence shall expire and terminate.

7.1.2 Termination of Employment Other Than for Death. If the employment of a non-Director Participant with the Company is terminated for any reason other than death, including but not limited to retirement, resignation or discharge, all vested portions of Options of the terminated non-Director Participant shall be exercisable at any time prior to the expiration date of each Option or within 90 days after the date of termination of employment, whichever period is shorter, except as provided in Section 4.5(b) above. Any Options of the terminated non-Director Participant which are not exercised within the period stated in the preceding sentence shall expire and terminate.

7.1.3 Transfer or Leave of Absence. For purposes of Section 7.1.2 above, neither of the following shall be deemed a termination of the employment of a non-Director Participant:

(a) A transfer of a non-Director Participant from FIBK to a Subsidiary or vice versa, or from one Subsidiary to another Subsidiary, or

(b) A leave of absence duly authorized by the Company.

7.2 Director Participants. If a Director Participant’s status as a director of FIBK terminates by reason of death, resignation, or removal, all Options granted after March 27, 2013 and held by such Participant may be exercised upon (a) the earlier of three years after the date of the Participant’s death or the date of the resignation or removal of the Participant as a director of FIBK, as applicable, or (b) the stated termination date of the Option. For Options granted on or prior to March 27, 2013, all Options held when a Director Participant’s status as a director of FIBK terminates by reason of death, resignation, or removal must be exercised, if at all, within 180 days after the date of the Participant’s death or the date of the resignation or removal of the Participant as a director of FIBK, as applicable, regardless of whether the Options would otherwise expire prior to the end of the 180-day period and regardless of whether the Options are not otherwise exercisable within that 180-day period. Any Options of the Participant which are not exercised within the period stated in the preceding sentences shall expire and terminate.

Section 8. Transferability of Options. An Option shall not be transferred except by will or by the laws of descent and distribution. Notwithstanding the above, the Board may, in its sole discretion, permit the transfer, whether gratuitous or for consideration, of some or all of the Participant’s rights to an Option in connection with certain personal and estate tax planning transactions of the Participant that are approved by the Board. Transfer may be conditioned on the Participant’s execution of an indemnification agreement with FIBK in a form and manner prescribed by the Board for all claims arising in connection with the transfer, or on any other condition prescribed by the Board. No Option shall be subject to execution, attachment, or similar process.

EXHIBIT B

TERMS AND CONDITIONS OF ADDITIONAL BENEFITS

[Add whenever additional Benefits are created or awarded by the Board.]